Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Results for Fourth Quarter and Full Year 2006

Norfolk, Va.: February 9, 2007 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and full year 2006. Net income, after tax, for the year ended December 31, 2006 was $180,000, or $0.10 per diluted share, compared to $809,000, or $0.46 per diluted share, earned in 2005.

Michael S. Ives, President and CEO of the Company and the Bank, commented: “From an earnings standpoint, 2006 was another difficult year. The initiatives of restating our prior financial statements and enhancing the Bank’s infrastructure, technology, branch facilities and personnel have been very expensive; however, they were critical undertakings to establish the sound platform needed to carry out our plans for the future. The current structure of our balance sheet and a closer look at our earnings for 2006 provide an emerging picture of our new company. Comparing the fourth quarter of 2006 to the fourth quarter of 2005, our net interest income grew by approximately $118,000, or 7.2%, from a net increase in our average assets of only $9.7 million or 4.7%. In addition, our net interest margin increased from 3.44% in the fourth quarter of 2005 to 3.52% in the fourth quarter of 2006. This demonstrates the potential earnings growth for Heritage from asset growth under our strategy of focusing on core deposit generation.”

Ives continued: “Visible progress in all other areas of our Company continues. During 2006, the Company added $8.2 million in additional capital to support our growth from a private offering to our directors and executives and from a second private offering to advisory directors and customers. Construction is underway on our new executive and retail banking offices in the Dominion Enterprises Building in the Financial District of the City of Norfolk and on our new retail banking office in the Lynnhaven area of the City of Virginia Beach. We expect to occupy our new offices in the Dominion Enterprises Building in the summer of 2007 and our new Lynnhaven retail banking office in early 2008. These offices in premier locations will present a new look for our Bank and should provide us with new business development opportunities.”

Ives stated further: “During 2007, we expect to continue to focus on growing our core deposits. We implemented a formal calling program for our retail banking team during the second half of 2006. The focus of this program is the development of new sources of core deposits. This program should be an important factor in the continuing deposit growth, and we expect the benefits to our shareholders from these initiatives to become even more apparent next year.”

Comparison of Operating Results for the Twelve Months Ended December 31, 2006 and 2005

Overview. The Company’s pre-tax income was $256,000 for the year ended December 31, 2006 as compared to $1.2 million in 2005, a decrease of $926,000. During 2006, net interest income increased by $757,000, the provision for loan losses increased by $31,000, other noninterest income decreased by $313,000, and other noninterest expense increased by $1.3 million. Net income, after tax, in 2006 was $180,000, a decrease of $629,000 from $809,000 in 2005. Diluted earnings per share decreased by $0.36, from $0.46 per share in 2005 to $0.10 per share in 2006.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $757,000 in 2006. This increase resulted from a $2.4 million increase in interest income offset by a $1.6 million increase in interest expense, as compared to 2005.

Interest on loans increased by $1.2 million, or 14.3%, from $8.5 million in 2005 to $9.7 million in 2006. This increase was attributable to a $10.4 million increase in the average balance of loans, and an increase in the yield on the Company’s loan portfolio from 6.70% in 2005 to 7.08% in 2006.

Interest on investment securities increased by $290,000 in 2006 compared to 2005. This increase resulted primarily from an increase in the average balance of the Company’s investment portfolio from $13.4 million in 2005 to $16.1 million in 2006, and an increase in year-over-year average yield from 3.06% to 4.33%. Interest on federal funds sold increased by $872,000, due to the average balance increasing from $30.3 million in 2005 to $40.9 million in 2006 and an increase in the average rate from 3.75% in 2005 to 4.91% in 2006.

The Company’s interest expense increased by $1.6 million, from $3.7 million in 2005 to $5.3 million in 2006. Interest paid on deposits increased by $1.6 million, resulting from an increase in the average balance of interest-bearing deposits from $120.0 million in 2005 to $136.5 million in 2006 and from an increase in the average cost of interest-bearing deposits from 2.70% in 2005 to 3.53% in 2006. Interest paid on borrowed funds increased by $62,000, from $501,000 in 2005 to $563,000 in 2006.

The Company’s net interest margin decreased by 6 basis points, from 3.69% for the year ended December 31, 2005 to 3.63% for the year ended December 31, 2006, as the interest rate spread decreased by 28 basis points, from 3.04% to 2.76%, partially offset by the positive impact of the growth in noninterest-bearing deposits. The decrease in the Company’s interest rate spread occurred because the cost of its interest-bearing liabilities increased 79 basis points, from 2.84% in 2005 to 3.63% in 2006, which more than offset the 51 basis point increase in yield on interest-earning assets, which increased from 5.88% in 2005 to 6.39% in 2006. Average noninterest-bearing deposits increased by $7.1 million, from $35.0 million in 2005 to $42.1 million in 2006.

Provision for Loan Losses. The Company’s provision for loan losses increased by $31,000, from $33,000 in 2005 to $64,000 in 2006. This increase in the provision for loan losses resulted primarily from additional provision expense necessary to support loan growth.

Noninterest Income. Total noninterest income decreased by $313,000, from $1.7 million in 2005 to $1.4 million in 2006:

•	There were no gains on the sale of real estate owned (“REO”) in 2006 compared to gains of $427,000 in 2005.

•	Late charges and other loan fees decreased by $96,000, from $188,000 in 2005 to $92,000 in 2006, primarily due to a decrease in prepayment penalties collected on loans paid before maturity.

•	Gains on sale of mortgage loans held for sale decreased by $82,000, from $260,000 in 2005 to $178,000 in 2006, due to a decrease in mortgage origination volume.

•	Fees on credit cards declined by $33,000 in 2006 as compared to 2005 due to the sale of the Bank’s retail credit card portfolio.

•

Service charges on deposit accounts increased by $232,000, from $396,000 in 2005 to $628,000 in 2006, due to an increase in transaction accounts as well as a more systematic application of appropriate account fees.

•

Gains on the sale of the Bank’s retail credit card portfolio and equity securities held by the Company were $96,000 and $34,000, respectively, in 2006. The Bank sold its credit card portfolio primarily to eliminate a significant diversion of the Bank’s retail banking team from the core strategy of serving business customers. There were no similar gains on sale in 2005.

Noninterest Expense. Total noninterest expense increased by $1.3 million, from $6.8 million in 2005 to $8.1 million in 2006:

•

Compensation expense increased by $1.0 million, from $3.2 million in 2005 to $4.2 million in 2006. This increase related primarily to the impact of employee growth during 2005, which fully impacted 2006 costs. Also, as previously announced, the Company’s Board of Directors approved the Heritage 2006 Equity Incentive Plan (“Incentive Plan”) and granted stock options under the Plan to certain employees and nonemployee directors, and the Company’s stockholders approved the Incentive Plan and option grants on December 28, 2006. Statement of Financial Accounting Standard No.123(R), Accounting for Stock-Based Compensation, requires that the fair value of such stock options be recognized as an expense over the requisite service period. Accordingly, in December 2006, the Bank expensed $72,000 for the 2006 portion of the total fair value expense related to the 2006 option grants.

•	Data processing expense increased by $158,000 from 2005 to 2006, due to additional customer services and an increase in total transaction costs.

•	The Company’s expenditures for furniture and fixtures increased by $141,000, from $452,000 in 2005 to $593,000 in 2006, due to the impact of infrastructure and expansion initiatives.

•

Occupancy expense increased by $125,000, from $372,000 in 2005 to $497,000 in 2006, primarily due to additional operating expenses for the Bank’s Virginia Beach retail banking office and City Center commercial loan office and increases in other maintenance and security expenses.

•

Loss on the write-down of fixed assets increased by $64,000, from $11,000 in 2005 to $75,000 in 2006, primarily attributable to the impairment of fixed assets related to the planned 2007 consolidation of the Bank’s Plume Street and City Center offices into a new facility, and the replacement of the Bank’s antiquated telephone system in the fourth quarter of 2006.

•	Telephone expense increased by $39,000, attributable to higher operating costs associated with the new telephone system.

•	Taxes and license expense increased by $33,000, from $152,000 in 2005 to $185,000 in 2006, primarily due to increase in franchise tax and assessment expense related to growth in the Bank’s deposits.

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Impairment charges related to the Company’s investment in Bankers Investment Group LLC, a retail stock brokerage firm sponsored by the Virginia Bankers Association (“Bankers Investment”), decreased by $118,000, from $125,000 in 2005 to $7,000 in 2006.

•

Contract employee services decreased by $86,000, from $293,000 in 2005 to $207,000 in 2006, primarily related to a decrease in the second half of 2006 in expenses for consultants and contract accounting staff utilized in the Company’s restatement process.

•

Marketing expenses decreased by $80,000, from $297,000 in 2005 to $217,000 in 2006, primarily related to the non-recurrence in 2006 of approximately $38,000 in 2005 expenses associated with the Bank’s name and logo change, as well as lower advertising expenses.

•	Credit card expense decreased by $40,000, from $82,000 in 2005 to $42,000 in 2006, due to sale of the Bank’s retail credit card portfolio.

Income Taxes. The Company’s income tax expense for the year ended December 31, 2006 was $76,000 compared to $373,000 for 2005, which represented effective tax rates of 29.6% and 31.5%, respectively.

Comparison of Operating Results for the Three Months Ended December 31, 2006 and 2005

Overview. The Company recorded a net loss, after tax, of $41,000, or $0.02 per diluted share, for the three months ended December 31, 2006 compared to a net loss of $196,000, or $0.11 per diluted share, for the three months ended December 31, 2005. The pretax loss was $62,000 for the fourth quarter of 2006 compared to a pretax loss of $319,000 in the fourth quarter of 2005.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $118,000 in the fourth quarter of 2006 as compared to the fourth quarter of 2005. Average interest earning assets increased by $9.2 million from the fourth quarter 2005 to the fourth quarter 2006, while the net interest margin increased from 3.44% to 3.52%. Net interest income for the fourth quarter of 2006 includes interest expense at an annualized interest rate of 7.8% related to the Company’s $5.0 million unsecured term loan. The Company repaid this loan in January 2007 with the proceeds of its December 2006 private placement.

Provision for Loan Losses. Provision for loan losses increased by $13,000, from $3,000 in the fourth quarter of 2005 to $16,000 in the fourth quarter of 2006, to support loan growth.

Noninterest Income. Total noninterest income decreased by $57,000, from $352,000 in the fourth quarter of 2005 to $295,000 in the fourth quarter of 2006. This decrease was primarily attributable to a $19,000 decrease in other fees on loans related mostly to lower loan prepayment penalties and late charges on credit cards; a decline of $15,000 in gains on sale of mortgage loans held for sale due to decreased loan origination volume; a $12,000 decrease in income resulting from the sale at the end of 2005 of the Bank’s interest in Bankers Title of Hampton Roads, LLC, a title insurance agency sponsored by the Virginia Bankers Association; and a $13,000 decrease in other credit card related fees due to the sale of the Bank’s credit card portfolio.

Noninterest Expense. Total noninterest expense decreased by $209,000, from $2.3 million in the fourth quarter of 2005 to $2.1 million in the fourth quarter of 2006. Impairment charges related to Bankers Investment declined by $118,000; contract employee services decreased by $103,000 during the period largely because costs related to the Company’s restatement were eliminated by the fourth quarter; marketing expenses decreased by $77,000 primarily due to the nonrecurrence in the fourth quarter of 2006 of expenses for the Bank’s logo change and decreased advertising expenses; credit card expense decreased by $22,000 due to the sale of the Bank’s retail credit card portfolio; furniture and fixture expense declined by $19,000 resulting from decreases in small office equipment purchases and service contracts; and professional fees decreased by $10,000, notwithstanding $15,000 in consultant expenses related to the stock option valuation in the fourth quarter of 2006. These decreases in noninterest expense were partially offset by an increase in compensation expense of $73,000, primarily due to a $72,000 charge in recognition of the 2006 portion of the stock option fair value expense; a $63,000 increase in losses on fixed asset write-downs primarily attributable to the impairment related to the planned relocation of the Bank’s downtown office in 2007 and the replacement of the Bank’s phone system in 2006; a $24,000 increase in data processing expense due to additional customer services as well as higher total transaction costs; and a $19,000 increase in stockholders’ expense due to printing, mailing and transfer agent costs associated with the Company’s annual meeting in December 2006.

Income Taxes. The Company’s income tax benefit for the quarter ended December 31, 2006 was $21,000 compared to a benefit of $123,000 for the fourth quarter of 2005.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $18.3 million, or 8.9%, from $204.6 million at December 31, 2005 to $222.9 million at the end of 2006. The increase in assets resulted primarily from an increase in the ending balances of loans held for investment and securities available for sale, partially offset by a decrease in the balance of federal funds sold.

Federal Funds Sold and Investment Securities. Total federal funds sold and investment securities increased by $9.1 million, from $55.8 million at December 31, 2005 to $64.9 million at December 31, 2006.

Loans. Loans held for investment at December 31, 2006 were $140.1 million, which represents an increase of $9.7 million, or 7.4%, from the loan balance of $130.4 million at December 31, 2005.

Asset Quality. The Company’s total nonperforming assets decreased to $178,000, or 0.08% of assets, at December 31, 2006, compared to $230,000, or 0.11 % of assets, at December 31, 2005, attributable to a decrease in the balance of nonaccrual loans.

Deposits. Driven by growth in core deposits, total deposits increased by $15.6 million, or 9.1%, from $172.8 million at December 31, 2005 to $188.4 million at December 31, 2006. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $20.4 million, or 20.1%, from $101.7 at December 31, 2005 to $122.1 million at December 31, 2006. This increase in core deposits was partially offset by a $4.8 million decrease in certificate of deposit balances.

Borrowed Funds. Borrowed funds decreased by $5.5 million, from $14.3 million at December 31, 2005 to $8.8 million at December 31, 2006, primarily due to the repayment of the Bank’s $10.0 million, 4.54% fixed rate FHLB advance, partially offset by the $5.0 million unsecured 5-year term loan obtained by the Company in September 2006. At December 31, 2006, the Company’s borrowed funds consisted primarily of the $5.0 million unsecured term loan and $3.7 million of securities sold to customers under agreements to repurchase (“repos”). In January 2007, the Company repaid the $5.0 million unsecured term loan, which during the fourth quarter of 2006 had an average cost to the Company of 7.8%.

Capital. Stockholders’ equity increased by $8.3 million, or 51.8%, from $16.1 million at December 31, 2005 to $24.4 million at December 31, 2006. Stockholders’ equity increased primarily as a result of a total of $8.2 in net capital raised in connection with sales of the Company’s common stock in private placements that closed in June, July and December 2006.

The tables attached to and incorporated within this release present certain of the unaudited financial information described in greater detail above. The 2006 financial information contained in this release, including the attached tables, is unaudited and may be adjusted upon completion of the Company’s audit for the period.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

At December 31, 2006 and 2005

(in thousands)

	2006	2005
	(unaudited)
ASSETS

Cash and due from banks	$7,903	$8,349
Federal funds sold	19,286	45,831
Securities available for sale, at fair value	44,901	9,285
Securities held to maturity, at cost	679	681
Loans, net
Held for investment, net of allowance for loan losses	140,119	130,420
Held for sale	520	1,351
Accrued interest receivable	736	684
Stock in Federal Reserve Bank, at cost	313	65
Stock in Federal Home Loan Bank of Atlanta, at cost	409	758
Premises and equipment, net	6,766	5,743
Other assets	1,256	1,469

Total assets	$222,888	$204,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest bearing	$47,694	$37,955
Interest-bearing	140,703	134,810

Total deposits	188,397	172,765

Federal Home Loan Bank Advance	—	10,000
Securities sold under agreements to repurchase	3,716	4,235
Other borrowings	5,050	50
Accrued interest payable	376	378
Other liabilities	945	1,136

Total liabilities	198,484	188,564

Commitments and contingent liabilities	—	—
Stockholders’ equity
Common stock, $5 par value - authorized
3,000,000 shares; issued and outstanding:
2006 – 2,277,652 shares; 2005 – 1,714,668 shares	11,388	8,573
Additional paid-in capital	6,032	315
Retained earnings	6,972	7,238
Accumulated other comprehensive income (loss), net	12	(54)

Total stockholders’ equity	24,404	16,072

Total liabilities and stockholders’ equity	$222,888	$204,636

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,464	$2,169	$9,677	$8,466
Taxable investment securities	263	74	651	362
Nontaxable investment securities	12	12	49	48
Dividends on FRB and FHLB stock	10	10	48	33
Interest on federal funds sold	484	542	2,007	1,135

Total interest income	3,233	2,807	12,432	10,044
Interest expense
Deposits	1,338	1,008	4,813	3,244
Borrowings	125	147	563	501

Total interest expense	1,463	1,155	5,376	3,745

Net interest income	1,770	1,652	7,056	6,299

Provision for loan losses	16	3	64	33

Net interest income after provision for loan losses	1,754	1,649	6,992	6,266

Noninterest income
Service charges on deposit accounts	145	145	628	396
Gains on sale of other real estate owned	—	—	—	427
Gains on sale of loans held for sale, net	50	65	178	260
Late charges and other fees on loans	19	38	92	188
Other	81	104	448	388

Total noninterest income	295	352	1,346	1,659

Noninterest expense
Compensation	1,136	1,063	4,198	3,159
Data processing	138	114	524	366
Occupancy	119	120	497	372
Furniture and equipment	153	172	593	452
Taxes and licenses	46	39	185	152
Professional fees	129	139	528	534
Contract employee services	1	104	207	293
Marketing	47	124	217	297
Other	342	445	1,133	1,118

Total noninterest expense	2,111	2,320	8,082	6,743

Income before provision for income taxes	(62)	(319)	256	1,182

Provision for income taxes	(21)	(123)	76	373

Net income	$(41)	$(196)	$180	$809

Earnings per share
Basic	$(0.02)	$(0.11)	$0.10	$0.47

Diluted	$(0.02)	$(0.11)	$0.10	$0.46

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006		2005
Financial ratios
Annualized return on average assets	-0.08%	-0.38%	0.09%		0.44%
Annualized return on average equity	-0.85%	-4.81%	1.03%		5.03%
Average equity to average assets	8.98%	7.90%	8.36%		8.71%
Equity to assets, at period-end	10.95%	7.85%	10.95%		7.85%
Net interest margin	3.52%	3.44%	3.63%		3.69%

Per common share
Earnings per share - basic	$(0.02)	$(0.11)	$0.10		$0.47
Earnings per share - diluted	$(0.02)	$(0.11)	$0.10		$0.46
Book value per share	$10.71	$9.37	$10.71		$9.37
Dividends declared per share	$0.06	$0.06	$0.24		$0.24

Common stock outstanding	2,277,652	1,714,668	2,277,652		1,714,668
Weighted average basic shares outstanding	1,944,319	1,712,974	1,820,300		1,709,405
Weighted average diluted shares	1,970,404	1,752,407	1,853,634		1,752,533

Asset quality
Nonaccrual loans	$170	$226	$170		$226
Accruing loans past due 90 days or more	8	4	8		4

Total nonperforming loans	178	230	178		230

Real estate owned, net	—	—	—		—

Total nonperforming assets	$178	$230	$178		$230

Nonperforming assets to total assets	0.08%	0.11%	0.08%		0.11%

Allowance for loan losses
Balance, beginning of period	$1,348	$1,328	$1,335		$1,264
Provision for loan losses	16	3	64		33
Loans charged-off	—	(1)	(91	)(a)	(51)
Recoveries	9	5	65		89

Balance, end of period	$1,373	$1,335	$1,373		$1,335

________________
(a) includes $(28) charged-off upon the sale of the retail banking credit card portfolio

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	1.01%	0.97%		1.01%

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